Exhibit 99.1

Frozen Food Express Industries, Inc. Announces Second Quarter 2011 Financial Results

DALLAS, July 28, 2011 -- Frozen Food Express Industries, Inc. (Nasdaq: FFEX) today announced its financial and operating results for the quarter ended June 30, 2011. Highlights for the quarter include:

•	Total operating revenue increased $6.4 million to $101.3 million in the second quarter of 2011 compared to $95.0 million in the same period of 2010.

•	Total operating revenue, net of fuel surcharges, decreased slightly to $78.6 million, compared to $80.0 million during the second quarter of 2010.

•	Net loss decreased to $3.3 million loss during the second quarter of 2011, compared to a $4.4 million loss in the same period of 2010.

•	Net loss per share of diluted common stock was ($0.19) in the second quarter of 2011 compared to ($0.26) in the same period of 2010.

For the second quarter ended June 30, 2011, total operating revenue increased $6.4 million to $101.3 million compared to $95.0 million in the same period of last year. Total operating revenue, net of fuel surcharges, decreased slightly to $78.6 million, compared to $80.0 million in the same period of 2010. The net loss for the second quarter ended June 30, 2011 was $3.3 million, or ($0.19) per diluted share, compared to $4.4 million, or ($0.26) per diluted share in the same quarter a year ago.

Total Operating Revenue (in $000s) from:	Q211	Q210	% Change
Total Truckload	47,249	49,145	(3.9%)
Less-than-truckload	28,967	27,737	4.4%
Brokerage and Equipment Rental	2,411	3,105	(22.4%)
Total Operating Revenue (Excluding Fuel Surcharges)	78,627	79,987	(1.7%)

Fuel Surcharges	22,702	14,970	51.6%
Total Operating Revenue	101,329	94,957	6.7%

For the six months ended June 30, 2011, total operating revenue increased 7.0%, or $12.6 million, to $193.4 million compared to $180.8 million in the same period of 2010. Total operating revenue, excluding fuel surcharges, decreased 0.8% to $152.1 million from $153.3 million during the same period a year ago.  Net loss for the six months ended June 30, 2011 was $11.2 million, compared to a net loss of $8.2 million in the same period of 2010. In the first half of 2011, on a per share basis, the net loss equated to ($0.64) per diluted share in 2011 compared to ($0.48) per diluted share in the same period 2010.

"Truckload revenue during the second quarter of 2011 declined 3.9%, as a 1.9% increase in price was not sufficient to offset a 6.5% decline in loaded miles.  We continue to be challenged by the driver shortage which is reflected in our decline in loaded miles as we averaged fifteen less trucks in service during the quarter.  We have continued to divert drivers from our dry fleet to support our temperature controlled fleet which is the backbone of our services," said Russell Stubbs, the Company's President and Chief Executive Officer. "Pricing for our less-than-truckload services stabilized during the second quarter and demand continues to improve. As a result, our LTL revenue increased 4.4% during the quarter, which marks the fourth consecutive quarter of year-over-year improvement.”

During the second quarter of 2011, total operating expenses increased $6.8 million, or 6.9% to $105.1 million compared to $98.3 million during the second quarter of 2010. "Despite a 32% year-over-year increase in average U.S. diesel fuel prices, we were able to offset all but $132,000 of increased fuel costs with greater efficiencies and fuel surcharges," continued Mr. Stubbs. "Excluding the effects of fuel, operating costs were negatively affected by approximately $2.3 million of increased supplies and maintenance costs related to an increase in the average age of the fleet, increasing tire costs, and costs related to our new driving academy."

"Demand and pricing for our refrigerated truckload and LTL services continues to improve.  However, like others in our industry, our growth in TL services remains constrained by an industry-wide shortage of qualified drivers.  Like many in the trucking industry we are impacted by the continued exodus of owner operators from the industry.  This has hit FFE, and the industry, harder than expected.  On the positive side, our newly-opened FFE Driver Academy continued to gain enrollment during the second quarter and helped to partially offset the pace of decline in owner operator trucks.  We expect the Driver Academy to continue to provide new, highly motivated and skilled drivers to supplement our driving force which will allow us to provide additional capacity and grow our revenue base.  We continue to be concerned about fuel costs and the rising costs of equipment and equipment related repairs and supplies.  We are taking steps to control these costs and feel certain that the through these efforts and the revenue gains that will come from a growing driver force, we will return to profitability.” concluded Mr. Stubbs.

About FFEX

Frozen Food Express Industries, Inc. is one of the leading temperature-controlled truckload and less-than-truckload carriers in the United States with core operations in the transport of temperature-controlled products and perishable goods including food, health care and confectionery products. Service is offered in over-the-road and intermodal modes for temperature-controlled truckload and less-than-truckload, as well as dry truckload. We also provide brokerage/logistics and dedicated services to our customers. Additional information about Frozen Food Express Industries, Inc. can be found at http://www.ffeinc.com.  To join our email alert list, please click on the following link: http://financials.ffex.net/alerts.cfm.  The Company’s common stock is traded on the Nasdaq Global Select market under the symbol FFEX.

Forward-Looking Statements

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements relating to plans, strategies, objectives, expectations, intentions, and adequacy of resources, and may be identified by words such as "will", "could", "should", "believe", "expect", "intend", "plan", "schedule", "estimate", "project", and similar expressions. Those statements are based on current expectations and are subject to uncertainty and change.

Although our management believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will be realized. Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. Among the key factors that are not within our management's control and that may cause actual results to differ materially from those projected in such forward-looking statements are demand for the company's services and products, and its ability to meet that demand, which may be affected by, among other things, competition, weather conditions and the general economy, the availability and cost of labor and owner-operators, the ability to negotiate favorably with lenders and lessors, the effects of terrorism and war, the availability and cost of equipment, fuel and supplies, the market for previously-owned equipment, the impact of changes in the tax and regulatory environment in which the company operates, operational risks and insurance, risks associated with the technologies and systems used and the other risks and uncertainties described in our filings with the Securities and Exchange Commission.  Given the volatility in fuel prices and the impact fuel surcharge revenues have on total operating revenues, we often make reference to total operating revenue excluding fuel surcharges to provide a more consistent basis for comparison of operating revenue without the impact of fluctuating fuel prices.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports and filings with the Securities and Exchange Commission. The company does not assume, and specifically disclaims, any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Frozen Food Express Industries, Inc. and Subsidiaries
Consolidated Condensed Balance Sheets
(Unaudited and in thousands, except per-share amounts)

Assets	June 30, 2011	December 31, 2010
Current assets
Cash and cash equivalents	$632	$1,203
Accounts receivable, net	44,756	41,921
Tires on equipment in use, net	6,704	5,982
Deferred income taxes	1,150	1,150
Other current assets	4,582	6,575
Total current assets	57,824	56,831

Property and equipment, net	69,221	72,993
Other assets	4,990	5,081
Total assets	$132,035	$134,905

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$28,290	$27,443
Insurance and claims accruals	8,733	8,697
Accrued payroll and deferred compensation	4,286	5,032
Accrued liabilities	780	709
Total current liabilities	42,089	41,881

Long-term debt	15,021	5,689
Deferred income taxes	1,491	3,153
Insurance and claims accruals	5,375	5,373
Total liabilities	63,976	56,096

Shareholders’ equity
Common stock, $1.50 par value per share; 75,000 shares authorized;
18,572 shares issued	27,858	27,858
Additional paid-in capital	143	1,353
Accumulated other comprehensive loss	(69)	-
Retained earnings	47,000	58,242
Total common shareholders’ equity	74,932	87,453
Treasury stock (974 and 1,146 shares), at cost	(6,873)	(8,644)
Total shareholders’ equity	68,059	78,809
Total liabilities and shareholders’ equity	$132,035	$134,905

Frozen Food Express Industries, Inc. and Subsidiaries
Consolidated Condensed Statements of Operations
(Unaudited and in thousands, except per-share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Total operating revenue	$101,329	$94,957	$193,436	$180,799
Operating expenses
Salaries, wages and related expenses	29,642	28,936	59,102	57,045
Purchased transportation	17,283	19,723	33,499	37,840
Fuel	25,333	17,469	47,800	33,313
Supplies and maintenance	14,229	11,950	26,851	22,563
Revenue equipment rent	8,749	8,982	17,353	17,763
Depreciation	4,552	3,911	9,048	7,898
Communications and utilities	1,048	1,197	2,347	2,371
Claims and insurance	2,419	4,444	5,728	7,278
Operating taxes and licenses	1,069	1,109	2,104	2,206
Gain on sale of property and equipment	(574)	(249)	(573)	(580)
Miscellaneous	1,346	813	2,726	1,992
Total operating expenses	105,096	98,285	205,985	189,689
Loss from operations	(3,767)	(3,328)	(12,549)	(8,890)
Interest and other expense (income)
Interest income	2	(4)	-	(15)
Interest expense	136	161	233	203
Equity in earnings of limited partnership	(260)	(157)	(359)	(197)
Life insurance and other	269	(19)	368	127
Total interest and other expense (income)	147	(19)	242	118
Loss before income taxes	(3,914)	(3,309)	(12,791)	(9,008)
Income tax (benefit) expense	(609)	1,118	(1,549)	(858)
Net loss	$(3,305)	$(4,427)	$(11,242)	$(8,150)

Net loss per share of common stock
Basic	$(0.19)	$(0.26)	$(0.64)	$(0.48)
Diluted	$(0.19)	$(0.26)	$(0.64)	$(0.48)
Weighted average shares outstanding
Basic	17,534	17,190	17,490	17,141
Diluted	17,534	17,190	17,490	17,141

The following table summarizes and compares the significant components of revenue and presents our operating ratio and revenue per truck per week for each of the three and six month periods ended June 30:

	Three Months		Six Months
Revenue from (a)	2011	2010	2011	2010
Temperature-controlled services	$30,940	$30,736	$60,356	$56,159
Dry-freight services	11,703	14,023	23,123	29,291
Total truckload linehaul services	42,643	44,759	83,479	85,450
Dedicated fleets	4,606	4,386	8,911	8,611
Total truckload	47,249	49,145	92,390	94,061
Less-than-truckload linehaul services	28,967	27,737	55,168	53,004
Fuel surcharges	22,702	14,970	41,385	27,504
Brokerage	1,546	1,754	2,684	3,765
Equipment rental	865	1,351	1,809	2,465
Total operating revenue	101,329	94,957	193,436	180,799

Operating expenses	105,096	98,285	205,985	189,689
Loss from freight operations	$(3,767)	$(3,328)	$(12,549)	$(8,890)
Operating ratio (b)	103.7%	103.5%	106.5%	104.9%

Total truckload revenue	$47,249	$49,145	$92,390	$94,061
Less-than-truckload revenue	28,967	27,737	55,168	53,004
Total linehaul and dedicated fleet revenue	$76,216	$76,882	$147,558	$147,065

Weekly average trucks in service	1,758	1,773	1,765	1,762
Revenue per truck per week (c)	$3,335	$3,336	$3,233	$3,228

Computational notes:
(a)	Revenue and expense amounts are stated in thousands of dollars.
(b)	Operating expenses divided by total operating revenue.
(c)	Average daily revenue, times seven, divided by weekly average trucks in service.

   The following table summarizes and compares selected statistical data relating to our freight operations for each of the three and six month periods ended June 30:

	Three Months		Six Months
Truckload	2011	2010	2011	2010
Total linehaul miles (a)	29,863	32,290	59,754	63,920
Loaded miles (a)	26,444	28,273	53,080	56,511
Empty mile ratio (b)	11.4%	12.4%	11.2%	11.6%
Linehaul revenue per total mile (c)	$1.43	$1.39	$1.40	$1.34
Linehaul revenue per loaded mile (d)	$1.61	$1.58	$1.57	$1.51
Linehaul shipments (a)	29.3	31.9	58.5	62.6
Loaded miles per shipment (e)	902	886	907	903
LTL
Hundredweight	2,132,554	2,044,415	4,066,405	3,864,093
Shipments (a)	67.0	63.9	128.0	123.0
Linehaul revenue-per-hundredweight (f)	$13.58	$13.57	$13.57	$13.72
Linehaul revenue per shipment (g)	$432	$434	$431	$431
Average weight per shipment (h)	3,182	3,201	3,177	3,142

Computational notes:
(a)	Amounts are stated in thousands.
(b)	Total truckload linehaul miles less truckload loaded miles, divided by total truckload linehaul miles.
(c)	Revenue from truckload linehaul services divided by total truckload linehaul miles.
(d)	Revenue from truckload linehaul services divided by truckload loaded miles.
(e)	Total truckload loaded miles divided by number of truckload linehaul shipments.
(f)	LTL revenue divided by LTL hundredweight.
(g)	LTL revenue divided by number of LTL shipments.
(h)	LTL hundredweight times one hundred divided by number of shipments.

The following table summarizes and compares the makeup of our fleets between company-provided tractors and tractors provided by independent contractors as of June 30:

	2011	2010
Total company tractors available	1,576	1,527
Total owner-operator tractors available	264	362
Total Tractors available	1,840	1,889
Total Trailers available	3,516	3,511

Contacts:
Frozen Food Express Industries, Inc.
        Russell Stubbs, President and CEO
                            John Hickerson, EVP and COO
                            John McManama, SVP and CFO
                            (214) 630-8090
                            ir@ffex.net